Exhibit 99.4

PILGRIM BANK LOGO

Dear Depositor:

We are pleased to announce that the mutual holding company of Pilgrim Bank, Conhasset Bancshares, MHC, is converting from the mutual to stock form of organization, subject to approval by the depositors of Pilgrim Bank at a Special Meeting of Depositors. Pilgrim Bank will be the wholly-owned subsidiary of a newly formed stock holding company named Pilgrim Bancshares, Inc. In connection with the conversion, Pilgrim Bancshares, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

Unfortunately, Pilgrim Bancshares, Inc. is unable to either offer or sell its common stock to you for one or more of the following reasons: the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities or other laws of your jurisdiction impractical for reasons of cost or otherwise, or you were not a depositor on the eligibility record date of                      or supplemental eligibility record date of                     . Accordingly, this letter and the enclosures should not be considered an offer to sell or a solicitation of an offer to buy the common stock of Pilgrim Bancshares, Inc.

However, as a depositor of Pilgrim Bank as of             , 2014 you are invited to the Special Meeting of Depositors to vote on the approval of Pilgrim Bank’s Plan of Conversion. The meeting will be held at                     , MA at         a.m./p.m. We urge you to attend.

If you have any questions regarding the Plan of Conversion, please call our information hotline at (    ) - to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. 4:00 p.m., Eastern time. The information center will be closed on bank holidays.

Sincerely,

Francis E. Campbell

Chairman, President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Share Insurance Fund or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PILGRIM BANK LOGO

Dear Depositor:

We are pleased to announce that the mutual holding company of Pilgrim Bank, Conhasset Bancshares, MHC, is converting from the mutual to stock form of organization pursuant to a Plan of Conversion, subject to approval by the depositors of Pilgrim Bank at a Special Meeting of Depositors. Pilgrim Bank will be the wholly-owned subsidiary of a newly formed stock holding company named Pilgrim Bancshares, Inc. In connection with the conversion, Pilgrim Bancshares, Inc. is offering shares of its common stock in a subscription and community offering.

The Board of Directors believes the conversion will offer a number of advantages, including the opportunity for depositors of Pilgrim Bank to become stockholders of Pilgrim Bancshares, Inc.

Please remember:

•	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”) and by the Share Insurance Fund.

•	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

•	Members have a right, but not an obligation, to buy Pilgrim Bancshares, Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.

•	Like all stock, shares of Pilgrim Bancshares, Inc.’s common stock issued in this offering will not be insured by the FDIC or by the Share Insurance Fund.

The enclosed prospectus contains a detailed discussion of the conversion and stock offering. We urge you to read this document carefully. If you are interested in purchasing the common stock of Pilgrim Bancshares, Inc., your Stock Order and Certification Form and payment must be received by us AFTER              but before 12:00 Noon, Eastern time, on             .

As a depositor of Pilgrim Bank as of             , 2014 you are invited to the Special Meeting of Depositors to vote on the approval of the Conhasset Bancshares, MHC Plan of Conversion and the establishment and funding of a charitable foundation in connection with the mutual-to-stock conversion. The meeting will be held at             , MA at         a.m./p.m. We urge you to attend.

If you have any questions regarding the offering, please call our information hotline at ( ) - to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. The stock information center will be closed on bank holidays.

Sincerely,

Francis E. Campbell

Chairman, President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Share Insurance Fund or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Pilgrim Bancshares Logo

Proposed Holding Company for

Pilgrim Bank

Q&A GRAPHIC

QUESTIONS AND ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Share Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the conversion of Conhasset Bancshares, MHC, the parent mutual holding company of Pilgrim Bank, and the Pilgrim Bancshares, Inc. stock offering. Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a detailed description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL – THE CONVERSION

The Board of Trustees of Conhasset Banshares, MHC and the Board of Directors of Pilgrim Bank have determined that the conversion is in the best interests of Pilgrim Bank, our customers and the communities we serve.

WHAT IS THE CONVERSION?

Under the Plan of Conversion (the “plan”) Conhasset Bancshares, MHC, the parent mutual holding company of Pilgrim Bank, is converting from the mutual to stock form of organization. As a result of the conversion, Pilgrim Bank will be the wholly owned subsidiary of a newly formed stock holding company named Pilgrim Bancshares, Inc.

After the conversion is completed, 100% of the common stock of Pilgrim Bancshares, Inc. will be owned by public stockholders.

WHY IS CONHASSET BANCSHARES, MHC CONVERTING TO THE STOCK FORM OF ORGANIZATION?

The conversion to the stock holding company form of organization will enable Pilgrim Bank to improve its capital position during a period of economic, regulatory and political uncertainty for the financial services industry and to assure compliance with regulatory capital requirements. This additional capital will provide us with the flexibility to support organic loan and core deposit growth, to improve profitability and earnings through reinvesting and leveraging the proceeds, to invest in new technologies that will enable the expansion and enhancement of products and services, to have greater flexibility to access the debt and equity capital markets, to attract, retain and incentivize qualified personnel by establishing stock-based benefit plans for management and employees, to establish a charitable foundation to support charitable organizations operating in our communities, to provide customers and members of our community with the opportunity to acquire an ownership interest in Pilgrim Bank through investment in Pilgrim Bancshares, Inc., and to have greater flexibility to structure and finance opportunities for expansion into new markets.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit and by the Share Insurance Fund. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Pilgrim Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL CUSTOMERS NOTICE ANY CHANGE IN PILGRIM BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND THE OFFERING?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There are no planned changes to our Board of Directors, management, staff or branches at this time.

THE STOCK OFFERING AND PURCHASING SHARES

ARE PILGRIM BANK’S DEPOSITORS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Pilgrim Bank. The conversion will allow customers of Pilgrim Bank an opportunity to buy common stock and become stockholders of Pilgrim Bancshares, Inc.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

Pilgrim Bancshares, Inc. is offering up to 1,897,500 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Pursuant to the Plan, non-transferable rights to subscribe for shares of Pilgrim Bancshares, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority 1 - Persons with $50 or more on deposit at Pilgrim Bank as of the close of business on December 31, 2012.

Priority 2 - Persons with $50 or more on deposit at Pilgrim Bank as of the close of business on March 31, 2014.

Priority 3 - Our tax qualified employee benefit plans, including the employee stock ownership plan we are establishing in connection with the conversion.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a direct Community Offering, with a preference given to natural persons (including trusts of natural persons) residing in the Massachusetts towns of Cohasset, Scituate, Hingham, Norwell, Hull, Weymouth, Quincy, Marshfield, Pembroke, Marion, Rochester, Mattapoisett, West Wareham, Wareham and Fairhaven.

IF I SUBSCRIBE, WILL I RECEIVE STOCK?

Not necessarily. Your order does not guarantee that you will receive stock. This will depend on several factors such as the total number of shares ordered in the offering, your level of subscription priority, and possibly your account balance at the applicable record date. If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth above.

HOW MANY SHARES MAY I BUY?

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by an individual or through a single qualifying account is 20,000 shares ($200,000), and no person together with an associate or group of persons acting in concert may purchase more than 30,000 shares ($300,000), as further discussed in the prospectus.

I HAVE CUSTODIAL ACCOUNTS WITH THE BANK FOR MY MINOR CHILDREN. MAY I USE THESE TO PURCHASE STOCK?

Yes. However, the stock must be purchased in the name of the minor child. A custodial account does not entitle the custodian to purchase stock in his or her own name.

I HAVE BUSINESS ACCOUNTS WITH THE BANK. MAY I USE THESE TO PURCHASE STOCK?

Yes. However, the stock must be purchased in the name of the business. A business account does not entitle the signor or other officer of the business to purchase stock in his or her own name. Funds used to purchase stock must also come from the business.

WILL THE COMMON STOCK BE INSURED?

NO. Like any common stock, the common stock of Pilgrim Bancshares, Inc. will NOT be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete and return the enclosed Stock Order and Certification Form, along with full payment. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received by us (not postmarked) AFTER             , 2014 but before the order deadline of 12:00 noon, Eastern Time, on             . Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of our banking locations, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Pilgrim Bank.

*	Due to recently announced reductions in U.S. Postal Service first class mail delivery standards, we encourage you to consider in-person or overnight delivery of your stock order form to ensure your order is received before the deadline.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order made payable to Pilgrim Bancshares, Inc. These funds will be cashed upon receipt. We cannot accept wires or third party checks. Pilgrim Bank line of credit checks may not be used. Please do not mail cash!

Second, you may authorize us to withdraw funds from YOUR SAVINGS ACCOUNT or CERTIFICATE OF DEPOSIT at Pilgrim Bank. There is no penalty for early withdrawal from a certificate of deposit for the purposes of purchasing stock in the offering. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. You may not designate withdrawal from Pilgrim Bank accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at Pilgrim Bank may not be listed for direct withdrawal. See information on IRAs below.

WILL I EARN INTEREST ON MY FUNDS?

Funds received during the offering will be held in a segregated account at Pilgrim Bank and will earn interest at Pilgrim Bank’s statement savings rate from the day the funds are received until the completion or termination of the offering. At that time, you will be issued a check for interest earned on these funds. If paid by authorizing a direct withdrawal from your Pilgrim Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate, until they are withdrawn.

CAN I PURCHASE STOCK USING FUNDS IN MY PILGRIM BANK IRA?

Yes, but not directly. To do so, however, you must first establish a self-directed IRA at a brokerage firm and transfer the necessary funds from your IRA at Pilgrim Bank. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time.

If you have a self-directed IRA and wish to use those funds, contact your broker as soon as possible. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

The Board of Directors of Pilgrim Bancshares, Inc. will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We do not intend to pay dividends until such time as we are generating sufficient net income to support our planned growth and the payment of such dividends.

HOW WILL THE COMMON STOCK BE TRADED?

We expect that the common stock of Pilgrim Bancshares, Inc. will be quoted on the OTC Bulletin Board (OTCBB) upon conclusion of the offering. However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF PILGRIM BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of Pilgrim Bank plan to purchase, in the aggregate, $862,000 worth of stock or approximately 6.15% of the common stock offered at the minimum of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission on the purchase of common stock in the conversion. However, if you are purchasing through a brokerage account (including through a self-directed IRA), your broker may charge fees associated with your account.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

No. After receipt your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by             , 2014, in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

IF I PURCHASE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

Our transfer agent will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of Pilgrim Bancshares, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

For additional information please refer to the enclosed prospectus, or call our information hotline at (    )         -        to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time. The stock information center will be closed on bank holidays.

PILGRIM BANCSHARES LOGO

Dear Friend:

We are pleased to announce that the mutual holding company of Pilgrim Bank, Conhasset Bancshares, MHC, is converting from the mutual to stock form of organization, pursuant to a Plan of Conversion, subject to approval by the depositors of Pilgrim Bank at a Special Meeting of Depositors. Pilgrim Bank will be the wholly-owned subsidiary of a newly formed stock holding company named Pilgrim Bancshares, Inc. In connection with the conversion, Pilgrim Bancshares, Inc. is offering shares of its common stock in a subscription and community offering.

Because we believe you may be interested in learning more about an investment in the common stock of Pilgrim Bancshares, Inc., we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about Pilgrim Bank’s operations and the proposed conversion and offering of Pilgrim Bancshares, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form may be used to purchase stock by returning it with your payment AFTER             , 2014 but before the order deadline of 12:00 noon, Eastern Time, on         . Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any Pilgrim Bank branch or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Pilgrim Bank.

As a friend of Pilgrim Bank, you will have the opportunity to buy common stock directly from Pilgrim Bancshares, Inc. without paying a commission.

If you have any questions regarding the offering, please call our information hotline at (    ) - to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. The stock information center will be closed on bank holidays.

Sincerely,

Francis E. Campbell

Chairman, President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Share Insurance Fund or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

MEETING REMINDER - ATTACHED TO STOCK ORDER FORM

PILGRIM BANK LOGO

Please mark your calendar and plan to attend the Pilgrim Bank Special Meeting of Depositors to be held at             ,

MA on             ,             , 2014 at         am/ pm.

We urge you to attend.

NOTE: If you are interested in investing in the common stock offering of Pilgrim Bancshares, Inc., all stock orders must be received between             , 2014 and             , 2014.

We are not able to accept orders prior to             , 2014, and all orders must be received by (not postmarked)             , 2014.

Postage paid envelope enclosed.

PILGRIM BANK LOGO

We invite you to attend the Pilgrim Bank Special Meeting of Depositors to be held on             , 2014, at Time, Location Address, City, Massachusetts.

At the meeting you will have the opportunity to vote on approval of the Plan of Conversion whereby Conahasset Bancshares, MHC, the mutual holding company of Pilgrim Bank, will convert from the mutual to the stock form of ownership and of the establishment and funding of a charitable foundation in connection with the conversion.

Your Board of Directors Unanimously

Recommends a Vote ‘‘FOR’’ the Plan of Conversion and “FOR” the establishment and funding of the charitable foundation.

Please mark your calendar and plan to attend the Pilgrim Bank Special Meeting of Depositors on             , 2014.

We urge you to attend.

Thank you,

Francis E. Campbell

Chairman, President and Chief Executive Officer

For further information please call our Information Center at (    )         -        .

Subscription and Community Offering Stock Order Acknowledgment Letter

[PILGRIM BANCSHARES, INC Letterhead]

TEST - FULNAME1

TEST - FULNAME2

TEST - ADDRESS LINE 1

TEST - ADDRESS LINE 2

TEST-CITY, XX 12345

Receipt of Order

This letter is to acknowledge receipt of your order form to purchase common stock offered by Pilgrim Bancshares, Inc. Please check the following information carefully to ensure that we have entered your order correctly. Each order is assigned an order priority described below. Acceptance of your order does not guarantee that you will receive the shares you have ordered. If we receive orders for more shares than we are authorized to sell you may receive all, part, or none of the shares you have ordered. In that event, the shares of common stock you will receive is subject to the allocation provisions of the Plan of Conversion, as well as other conditions and limitations described in the Pilgrim Bancshares, Inc. Prospectus dated             , 2014. Refer to pages     of the Pilgrim Bancshares, Inc. Prospectus for further information regarding subscription priorities. Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth below.

Following completion of the offering, allocation information, when available, will be released as soon as practicable on the following website: https://allocations.kbw.com/

Our records indicate the following: Order Number: Batch Number: Number of Shares Ordered: Purchase Price per Share: Total Order Amount: Order Priority:	Stock Registration (please review carefully) TEST - FULNAME1 TEST - FULNAME2 TEST - ADDRESS LINE 1 TEST - ADDRESS LINE 2 TEST-CITY, XX 12345 Ownership: Social Security / Tax ID # XXXXX0123

Subscription Priorities:

•	Priority 1: Eligible Account Holders – Depositors with accounts at Pilgrim Bank with aggregate balances of at least $50 as of the close of business on December 31, 2012.

•	Priority 2: Supplemental Eligible Account Holders – Depositors with accounts at Pilgrim Bank with aggregate balances of at least $50 as of the close of business on March 31, 2014.

•	Priority 3: Pilgrim Bank’s Tax-Qualified Employee Benefit Plans

If this does not agree with your records, or if you have any questions, please call our Stock Information Center at (    )     .

Thank you for your order.

Sincerely,

Pilgrim Bancshares, Inc. - Stock Information Center

NEW SHAREHOLDER WELCOME LETTER

[Pilgrim Bancshares Letterhead – letter accompanies all certificates mailed]

Dear Shareholder:

I would like to welcome you as a shareholder of Pilgrim Bancshares, Inc. A total of                 shares were purchased by investors at $10.00 per share. Thank you for your investment and your confidence in our Company.

Your stock certificate is enclosed. Carefully review the certificate to make sure the registration name and address are correct. If you find an error or have questions about your certificate, please contact Registrar and Transfer Company, our Transfer Agent:

on the web:

www.rtco.com

by mail:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

by phone:

1-(800) 368-5948

by email:

info@rtco.com

If the enclosed stock certificate must be forwarded to the Transfer Agent, we recommend that you deliver it using insured, registered mail. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all shareholder communications.

If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest earned at Pilgrim Bank’s statement savings rate, calculated from the date your payment was received until             , 2014.

If your stock order was paid in full or in part by authorizing a withdrawal from a Pilgrim Bank savings or certificate of deposit account(s), the withdrawal was made on             , 2014. Until such date, interest was earned at your account’s applicable contractual deposit account rate, and the interest earned remains in your account.

We expect that Pilgrim Bancshare’s common stock will be quoted on the OTC Bulletin Board. Should you wish to buy or sell Pilgrim Bancshares, Inc. shares in the future, please contact a brokerage firm or other firm offering investment services.

Thank you for sharing in our Company’s future.

Sincerely,

Francis E. Campbell

Chairman, President and Chief Executive Officer

EARLY ORDER RETURN LETTER

(Will accompany any orders received before the allowed order receipt period begins)

PILGRIM BANCSHARES LOGO

Dear:

Thank you for your interest in the common stock offering of Pilgrim Bancshares, Inc. We received the Stock Order and Certification Form you submitted for the purchase of shares in the offering. Unfortunately, we are not able to accept stock orders prior to the Special Meeting of Depositors to be held on             , 2014.

We will begin accepting orders for purchase of shares in the Pilgrim Bancshares, Inc. stock offering beginning on             , 2014, and all stock orders must be received by us prior to the close of the subscription offering at 12:00 noon, Eastern time,             , 2014.

Enclosed with this letter are your Stock Order and Certification Form and any other materials you submitted with your order. We have also provided a pre-addressed, postage pre-paid envelope for your use to submit your order to us once again during the allowed order receipt period,             , 2014 through             , 2014.

If you have any questions regarding the offering, please call our information hotline at (    )             -            to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time. The stock information center will be closed on bank holidays.

Sincerely,

Francis E. Campbell

Chairman, President and Chief Executive Officer

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Share Insurance Fund, or any other government agency.

BRANCH LOBBY POSTER – BUY (Optional)

******************************

OUR STOCK OFFERING EXPIRES

            , 2014.

We are conducting an offering of shares of our common stock.

UP TO 1,897,500 SHARES

COMMON STOCK

(subject to increase to 2,182,125 shares)

$10.00 Per Share

THIS OFFERING EXPIRES AT 12:00 NOON, EASTERN TIME,

ON             , 2014.

******************************

If you have questions about the stock offering,

call our Stock Information Center, toll-free, at 1-(    )         -        ,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

Our Stock Information Center is closed on weekends and bank holidays.

PILGRIM BANCSHARES LOGO

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Share Insurance Fund, or any other government agency.

BANK WEBSITE MEETING REMINDER NOTICE – (Optional)

We invite you to attend the Pilgrim Bank

Special Meeting of Depositors to be held on                     .

Our depositors as of             , 2014 will have the opportunity to vote on approval of the Plan of Conversion whereby Pilgrim Bank will convert from the mutual to the stock form of ownership and the establishment and funding of a charitable foundation.

We hope that you will vote “FOR” the Plan of Conversion and “FOR” the establishment and funding of our charitable foundation. If you have questions about voting, please call our Information Center, toll-free, at 1-(    )         -        , Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time.

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Share Insurance Fund, or any other government agency.

Stock Order Reminder Postcard (optional)

The subscription offering ends at 12:00 Noon Eastern Time, on             , 2014.

To purchase shares of Pilgrim Bancshares, Inc. common stock, please return your completed stock order and certification form with payment by the             deadline, but no earlier than             , 2014.

We are not allowed to accept stock orders prior to             , 2014, and all orders must be received between             , 2014 and             , 2014.

For questions, please call (    )         -        .

Thank you in advance for your order.

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Share Insurance Fund, or any other government agency.

TOMBSTONE NEWSPAPER ADVERTISEMENT- (Optional)

[Newspaper ads may be appropriate for some, not all, market areas]

Pilgrim Bancshares LOGO

Proposed Holding Company for Pilgrim Bank

UP TO 1,897,500 SHARES

COMMON STOCK

(subject to increase to 2,182,125 shares)

$10.00 Per Share

Purchase Price

Pilgrim Bancshares, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Pilgrim Bancshares, Inc. without sales commission, during the offering period.

This offering expires at 12:00 noon, Eastern Time, on             , 2014.

To receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(    )         -        ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday.

Our Stock Information Center is closed on weekends and bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Share Insurance Fund, or any other government agency.

PILGRIM BANCSHARES LOGO

Dear Prospective Investor:

We are pleased to announce that the mutual holding company of Pilgrim Bank, Conhasset Bancshares MHC, is converting from the mutual to stock form of organization, pursuant to a Plan of Conversion, subject to approval by the depositors of Pilgrim Bank at a Special Meeting of Depositors. Pilgrim Bank will be the wholly-owned subsidiary of a newly formed stock holding company named Pilgrim Bancshares, Inc. In connection with the conversion, Pilgrim Bancshares, Inc. is offering shares of its common stock in a subscription and community offering.

We have enclosed the following materials to help you learn more about an investment in the common stock of Pilgrim Bancshares, Inc. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about Pilgrim Bank’s operations and the proposed conversion and offering of Pilgrim Bancshares, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form may be used to purchase stock by returning it with your payment AFTER             , 2014 but before the order deadline of 12:00 noon, Eastern Time, on         . Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any Pilgrim Bank branch, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Pilgrim Bank.

We invite you and other community members to become stockholders of Pilgrim Bancshares, Inc. Through this offering, you have the opportunity to buy stock directly from Pilgrim Bancshares, Inc. without paying a commission.

If you have any questions regarding the offering, please call our information hotline at (    ) - to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. The stock information center will be closed on bank holidays.

Sincerely,

Francis E. Campbell

Chairman, President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Share Insurance Fund or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Dear Sir/Madam:

Keefe, Bruyette & Woods, a Stifel Company has been retained by Pilgrim Bancshares, Inc. as selling agent in connection with the offering of Pilgrim Bancshares, Inc. common stock.

At the request of Pilgrim Bancshares, Inc., we are enclosing materials regarding the offering of shares of Pilgrim Bancshares, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Share Insurance Fund, or any other government agency.